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Exhibit 99.1

                                              Specification No.:  B09689005
                                              Contract No.: T09689005-01
                                              Vendor Code: 271275A






                                  AGREEMENT FOR

                    AUTO POUND MANAGEMENT AND TOWING SERVICES
                                     BETWEEN

                               THE CITY OF CHICAGO

                                       AND

                        ENVIRONMENTAL AUTO REMOVAL, INC.
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                                TABLE OF CONTENTS


SECTION 1. INCORPORATION OF RECITALS ......................................   1

SECTION 2. DEFINITIONS.....................................................   2

SECTION 3. DUTIES AND OBLIGTATIONS OF THE PARTIES..........................   2
         3.01. SCOPE OF WORK...............................................   2
         3.02. CONTRACTOR'S SERVICE REQUIREMENTS...........................   3
         3.03. OPERATION AND USE OF THE FACILITIES.........................   4
         3.04. POLICE CHECKS...............................................   4
         3.05. TOW SIGNS...................................................   4
         3.06. CITY'S RESPONSIBILITIES.....................................   4
         3.07. DISPOSAL OF VEHICLES........................................   5
         3.08. IMPROVEMENTS TO AND MAINTENANCE AND REPAIR OF THE
               FACILITIES..................................................   5
         3.09. ADDITIONAL SERVICES.........................................   5

SECTION 4. TERM AND CONTENSATION...........................................   6
         4.01. TERM OF AGREEMENT...........................................   6
         4.02. EXTENSION OPTION............................................   6
         4.03  CHANGES (AMENDMENTS)........................................   6
         4.04. COMPENSATION................................................   6
         4.05. METHOD OF PAYMENTS..........................................   6
         4.06. NON-APPROPRIATION...........................................   7

SECTION 5. DISPUTES........................................................   7

SECTION 6. SPECIAL CONDITIONS..............................................   7
         6.01. REPRESENTATIONS AND WARRANTIES .............................   7
         6.02. NO JOINT VENTURE ...........................................   8
         6.03. CONFIDENTIALITY ............................................   8
         6.04. RECORDS, DOCUMENTS AND AUDITS ..............................   9
         6.05. INSPECTOR GENERAL ..........................................  10
         6.06. PERSONNEL ..................................................  10
         6.07. NONDISCRIMINATION ..........................................  11
         6.08. MINORITY AND WOMEN BUSINESS ENTERPRISES ....................  12
         6.09. SUBCONTRACTS AND ASSIGNMENTS ...............................  12
         6.10. COMPLIANCE WITH ENVIRONMENTAL LAWS..........................  12

SECTION 7. TERMINATION AND REMEDIES .......................................  14
         7.01. EVENTS OF DEFAULT DEFINED ..................................  14
         7.02. REMEDIES ...................................................  15
         7.03. NON-EXCLUSIVITY ............................................  15
         7.04. EARLY TERMINATION ..........................................  15
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         7.05. RIGHT TO OFFSET ............................................  16
         7.06. DELAYS AND EXTENSIONS ......................................  17
         7.07. NON-LIABILITY OF INDIVIDUALS ...............................  17
         7.08. INSURANCE ..................................................  17
         7.09. INDEMNIFICATION ............................................  17
         7.10. LETTER OF CREDIT............................................  18

SECTION 8. GENERAL CONDITIONS .............................................  19
         8.01. WHOLE AGREEMENT ............................................  19
         8.02. COUNTERPARTS ...............................................  19
         8.03. MODIFICATIONS AND AMENDMENTS ...............................  19
         8.04. WAIVER .....................................................  19
         8.05. CONFLICT OF INTEREST .......................................  19
         8.06. COMPLIANCE WITH ALL LAWS ...................................  21
         8.07. GOVERNING LAW AND JURISDICTION .............................  21
         8.08. INTERPRETATION .............................................  21
         8.09. SEVERABILITY ...............................................  22
         8.10. SUSPENSION .................................................  22
         8.11. ASSIGNS ....................................................  22
         8.12. COOPERATION ................................................  22
         8.13. NON-LIABILITY OF PUBLIC OFFICIALS ..........................  22
         8.14. DISCLOSURE AFFIDAVIT and DISCLOSURE OF RETAINED
               PARTIES.....................................................  23
         8.15. CERTIFICATION ..............................................  23
         8.16. DISCLOSURE OF OWNERSHIP ....................................  23
         8.17. GOVERNMENTAL ETHICS ORDINANCE ..............................  24
         8.18. NON-COLLUSION, BRIBERY of a PUBLIC OFFICIAL.................  24
         8.19. BUSINESS RELATIONS WITH ELECTED OFFICIALS ..................  24
         8.20. YEAR 2000 CONTRACTOR'S OWN OPERATIONS.......................  25
         8.21. COMPLIANCE WITH LIVING WAGE ORDINANCE.......................  26

SECTION 9. NOTICES ........................................................  28

SECTION 10. AUTHORITY .....................................................  28
         10.01. CITY AUTHORITY.............................................  28
         10.02. CONTRACTOR'S AUTHORITY ....................................  29

EXECUTION PAGE.............................................................  30
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                                    EXHIBITS

Exhibit 1.    FACILITIES
Exhibit 2.    SCOPE OF SERVICES
Exhibit 3.    COMPENSATION
Exhibit 4.    SPECIAL CONDITIONS REGARDING MINORITY
              AND WOMEN BUSINESS ENTERPRISES COMMITMENT
Exhibit 5.    INSURANCE REQUIREMENTS
Exhibit 6     LETTER OF CREDIT
Exhibit 7     DISCLOSURE AFFIDAVIT, DISCLOSURE OF RETAINED PARTIES
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                            AGREEMENT FOR AUTO POUND
                         MANAGEMENT AND TOWING SERVICES

         This agreement is made as of this 1st day of August, 2000 (the "Effective Date"), by and between the City of Chicago, a municipal corporation and a home rule unit of government under Section 6(a), Article VII of the 1970 Constitution of the State of Illinois, acting by and through its Department of Streets & Sanitation (the "City"), and Environmental Auto Removal, Inc. (the "Contractor").

                                    RECITALS

         WHEREAS, the City issued an RFP for Auto Pound Management and Related Towing Services ("RFP"); and

         WHEREAS, after evaluation of the responses to the RFP, the City has selected the Contractor to provide auto pound management and towing services;

         NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties agree as follows:

         SECTION 1. INCORPORATION OF RECITALS

         THE ABOVE RECITALS ARE EXPRESSLY INCORPORATED BY REFERENCE AND MADE A PART OF THIS AGREEMENT AS THOUGH FULLY SET FORTH HEREIN.

         SECTION 2. DEFINITIONS

         1. "Abandoned Tows" shall mean those abandoned Vehicles identified by the City to be removed and impounded as such in the Facilities by the Contractor.

         2. "Agreement" shall mean this contract and any exhibits or attachments hereto.

         3. "Chief Procurement Officer" shall mean the Chief Executive of the Department of Purchases, Contracts and Supplies of the City or his duly authorized representative.

         4. "Code" shall mean the Municipal Code of the City (1990), as amended.

         5. "Commissioner" shall mean the chief executive officer of the Department of Streets & Sanitation of the City or his duly authorized representative.

         6. "Comptroller" shall mean the chief executive officer of the Department of Finance of the City or his duly authorized representative.
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         7. "Corporation Counsel" shall mean the chief executive officer of the
Department of Law of the City or her duly authorized representative.

         8. "Emergency Tow" shall mean those Vehicles designated by the City to be removed from their locations by the Contractor during an operational emergency in which some or all of the normal Services may be suspended.

         9. "Facilities" shall mean the auto pounds depicted in Exhibit I incorporated herein by this reference or those designated by the Commissioner.

         10. "Immediate Tows" shall mean those Vehicles identified during normal operations by the City as immediate tows to be removed from their locations within one (1) hour and impounded in the Facilities or in the City's Police Auto Pounds within ninety (90) minutes by the Contractor.

         11. "Inventory Report" shall mean a report prepared by the Contractor for each Vehicle detailing its condition in a form acceptable to the Commissioner.

         12. "Relocation Tows" shall mean those Vehicles designated by the City during an emergency to be moved immediately to a nearby location.

         13. "Overnight Parking Ban Tow" (Snow Tows) shall mean those Vehicles parked in snow routes to be removed during the posted dates and times and impounded in the Facilities by the Contractor when directed by the City or where otherwise directed by the Commissioner.

         14. "Subcontractors" shall mean any person or entity with whom the Contractor contracts to provide any part of the Services, including without limitation, towing Vehicles and the disposal and sale of Vehicles.

         15. "Tow Report" shall mean the report prepared by the City for each Tow.

         16. "Tows" shall mean, collectively: (i) Abandoned Tows; (ii) Immediate Tows; (iii) Overnight Parking Ban Tow (Snow Tows); (iv) Relocation Tows; and (v) Emergency Tows.

         17. "Vehicles" shall mean automobiles, trucks, motorcycles, bikes, buses, taxicabs, trailers, boats and such other vehicles as designated by the Commissioner.

         SECTION 3. DUTIES AND OBLIGATIONS OF THE PARTIES

         3.01. SCOPE OF WORK

         The Contractor shall be responsible for providing auto pound management and towing services and reporting on such activities (collectively, "Services"), in accordance
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with the terms and conditions of this Agreement as more fully described in
Exhibit 2 incorporated herein by this reference.

         3.02. CONTRACTOR'S SERVICE REQUIREMENTS

A.       Customer Service

         The City greatly values prompt and courteous public service. Therefore, the Contractor must provide prompt service so the public does not have to wait an unreasonable amount of time either on the telephone or in person. In all contacts with the public, the Contractor must act in accordance with the highest standards of its business and in accordance with Customer Service practices as approved by the Commissioner. The Contractor must promptly return Vehicles when presented with sufficient proof of payment and ownership pursuant to applicable law and any guidelines provided by the City. The Contractor must act on all claims by the public in good faith in a reasonable and expeditious manner. The Contractor shall advise the Commissioner in writing of any such complaints and their resolution in such format and at such times as directed by the Commissioner.

B.       Performance Standards

         1. Abandoned Tows - The Contractor shall remove the Vehicle taking it directly to the Facilities, except to the extent required to perform multiple Tows with a tow truck. The Contractor shall impound the Vehicle in the Facilities within twenty-four (24) hours of receiving, written notice from the City, provided that the time allowed shall increase to forty-eight (48) hours for any Abandoned Tow the City requests on a day in which the City requests more than seven hundred (700) Abandoned Tows. The Vehicle shall be impounded within thirty (30) minutes of being removed from its location unless impracticable due to multiple Tows being performed by the same tow truck, the distance from the Facilities and traffic and weather conditions; provided that in no event shall a Vehicle be impounded more than two (2) hours after being removed from its location.

         2. Immediate Tows - The Contractor shall remove the Vehicle within one
(1) hour of receiving notice from the City. The Contractor shall impound it in the Facilities within ninety (90) minutes of receiving notice, except in the event of a snow emergency declared by the Commissioner during which the Contractor shall have three (3) hours.

         3. Relocation and Snow Tows - The Contractor shall move the Vehicle immediately as requested by the City.

         4. Emergency Tows - The Contractor shall suspend such other operations as may be requested by the Commissioner to make equipment available to the City.
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         3.03. OPERATION AND USE OF THE FACILITIES

         The Contractor must perform its Services and operate the Facilities exercising that degree of care required of a fiduciary. The City shall have the right to enter the Facilities at all times. The Contractor shall maintain an office at each Facility with sufficient space for a City cashier, City employee checking Code compliance of vehicles and the Contractor's personnel. The office shall have all necessary telephone, facsimile and electrical lines to provide customer service. The Contractor shall supply necessary toilet facilities at the Facilities; provided that the Contractor shall not be required to install any sewer lines in furnishing such Facilities. In addition, the Contractor shall supply signage for the facilities subject to the approval of the Commissioner. The Contractor shall be responsible for securing the Facilities, all Vehicles located therein and for the safety and security of all towed Vehicles, including without limitation limiting access to authorized persons. The Contractor shall operate and maintain the Facilities in accordance with applicable zoning requirements, local, state, and federal laws and any leases the City has for land on which Facilities are located. In addition, the Contractor shall be responsible for all losses or damages to Vehicles and personal property therein and the Facilities without regard to the cause of such losses and damages, including but not limited to those caused by third parties or acts of god. In no event shall the immediately preceding sentence be interpreted to create any third party beneficiary rights in any third party.

         3.04. POLICE CHECKS

         The Contractor and its officers and directors, and all other employees of the Contractor and its Subcontractor identified by the Commissioner must submit to a Chicago Police Department background check, including but not limited to a fingerprint check. The Contractor shall supply to the Commissioner a list, including the names and drivers' license numbers of drivers and other personnel performing Services, and provide the Commissioner with updates within seven (7) days of the time personnel commence performing Services. Notwithstanding anything contained in this paragraph, the Contractor remains responsible for determining whether its subcontractors and personnel are qualified and for their actions or omissions.

         3.05. TOW SIGNS

         When performing Tows under to this Agreement, the Contractor's vehicles shall display "Police Tow" signs as provided by the Commissioner. The Contractor's vehicles may not display these signs at any other time. The Contractor shall assume the cost of replacing damaged, stolen, missing or lost signs.

         3.06. CITY'S RESPONSIBILITIES

         The City shall be responsible for identifying Vehicles to be towed and those to be disposed. In addition, the City or its designee shall collect fees and issue receipts therefor. Notwithstanding anything to the contrary in this Agreement, the City shall be responsible for providing containers and disposing of any debris in the Vehicles towed to the
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Facilities where debris is not a component part of such Vehicles; provided that the Contractor shall be responsible for disposing of all tires and batteries.

         3.07. DISPOSAL OF VEHICLES

        For all Vehicles towed to the Facilities, after the City gives the Contractor notice that the statutory limit for claiming a Vehicle by a third party has expired, the City shall transfer all of its rights to such Vehicles to the Contractor. The Contractor must remove Vehicles to be crushed from the Facilities within twenty-four (24) hours of receiving notice from the City and all other Vehicles shall be removed from the Facilities within twenty-four (24) hours after the following auction, but in no event shall a vehicle remain at the Facilities more than one week after the City's notice to the Contractor. The Contractor shall dispose of Vehicles in accordance with applicable law, including without limitation transferring the Vehicles to parties licensed as required by the Illinois Vehicle Code.

         3.08. IMPROVEMENTS TO AND MAINTENANCE AND REPAIR OF THE FACILITIES

         The Contractor will be required to repair and maintain the Facilities in a condition satisfactory to the Commissioner. Repair and maintenance activities include but are not limited to repair and maintenance of fences, signs, security lighting systems, and roadways, including the grading of and snow removal for such roadways and elimination of conditions hazardous to the public. The Contractor must perform all needed repairs on the Facilities, regardless of the reasons therefor, including without limitation those caused by actions of third parties, operations, of the Contractor, or acts of god in a manner acceptable to the Commissioner. The Contractor shall not be entitled to additional compensation for any such maintenance and repairs regardless of whether they increase the value of the Facilities (i.e., new fence to replace damaged fence). The Contractor shall be required to maintain and complete the improvements to the Facilities in a manner satisfactory to the Commissioner. The Contractor shall be responsible for the cleanliness of the facilities and entrances including, but not limited to, the removal of litter and debris.

         3.09. ADDITIONAL SERVICES

         From time to time the Commissioner may request the Contractor, in writing, to provide Additional Services which are within the general scope of this Agreement but which are not within the Services set forth in Exhibit 2. Any Additional Services requested by the Commissioner shall be subject to approval by the Contractor and the Chief Procurement Officer and shall require a written modification to this Agreement pursuant to Section 8.03 before the City shall become obligated to pay for such Additional Services in accordance with Section 4 and Exhibit 3 of this Agreement. In the event of auto pound relocation, the City and the Contractor shall negotiate a cost for the relocation of the vehicles and any associated costs for relocation of necessary facilities. The negotiated costs shall not exceed the actual costs to the Contractor for the relocation.

         SECTION 4. TERM AND COMPENSATION

         4.01. TERM OF AGREEMENT

         The term of this Agreement shall be thirty-six (36) months commencing on the Effective Date, unless terminated or extended as otherwise provided in this Agreement.

         4.02. EXTENSION OPTION

         The City shall have the option to extend this Agreement for two (2) additional periods of up to one (1) year from the expiration date of this Agreement under the same terms and conditions by providing written notice from the Purchasing Agent to the Contractor, subject to the approval of the Contractor.

         4.03. CHANGES (AMENDMENTS)

         The City may, from time to time, request a change in the Scope of Services to be performed by the Contractor hereunder. Such changes, including any increase or decrease in the amount of the Contractor's compensation and revision to the Term of Services, which are mutually agreed upon by and between the City and the Contractor, will be incorporated in written amendments to this Agreement.

         4.04. COMPENSATION

         The Contractor shall be paid in accordance with Exhibit 3 incorporated herein by this reference which shall constitute its entire compensation hereunder. The Contractor shall compensate the City for Vehicles not redeemed by the public and transferred to the Contractor as provided for in Exhibit 3.

         4.05. METHOD OF PAYMENTS

         The City shall pay the Contractor on the basis of monthly invoices in accordance with Exhibit 3 with supporting documentation attached, payable from Fund Number 00-300-81-4165-0140-0140 and any other funds so designated by the City subject to the availability of funds therein. The invoices shall be prepared by the Contractor in such detail as the City may require and shall be provided to the Commissioner within ten (10) days of the end of the month. The City shall pay the Contractor within sixty (60) days after receipt of invoices completed in accordance with the terms hereof.

         The Contractor shall pay the City on the basis of monthly invoices issued by the City within ten (10) days of the end of the month. The Contractor shall pay the City within sixty (60) days of the date of the City's invoice. Compensation due to the City shall not be subject to set-off for compensation due to the Contractor.

         4.06. NON-APPROPRIATION

         In the event that no funds or insufficient funds are appropriated and budgeted in any fiscal period of the City for payments to be made under this Agreement, then the City shall notify the Contractor of such occurrence and this Agreement shall terminate on the earlier of the last day of the fiscal period for which sufficient appropriation was made or whenever the funds appropriated for payment under this Agreement are exhausted. No payments shall be made or due to the Contractor and under this Agreement beyond those amounts appropriated and budgeted by the City to fund payments hereunder.

         SECTION 5. DISPUTES

         In the event of any dispute between the City and the Contractor relating to a question of fact arising under the terms of this Agreement, including without limitation questions concerning the compensation herein provided, which is not otherwise resolved by the parties shall be decided after a hearing by the Purchasing Agent, who shall reduce his decision to writing and mail or otherwise furnish a copy thereof to the Contractor. The decision of the Purchasing Agent shall be final and binding. The Contractor shall not withhold performance required under this Agreement during the resolution period, unless the Purchasing Agent notifies the Contractor in writing to suspend services pending resolution of the dispute.

         SECTION 6. SPECIAL CONDITIONS

         6.01. REPRESENTATIONS AND WARRANTIES

         In connection with the execution of this Agreement, the Contractor represents and warrants:

         (a) That it is financially solvent, that its employees, agents or Subcontractors are competent to perform as required under this Agreement, and that the Contractor is legally authorized to execute and perform this Agreement under the terms and conditions stated herein; and

         (b) That the Contractor has carefully examined and analyzed the provisions and requirements of this Agreement, that it has satisfied itself as to the nature of all things needed for the performance of this Agreement and all other matters that in any way affect this Agreement or its performance, and that the time available to it for such examination, analysis, inspection and investigation was adequate; and

         (c) That the Agreement is feasible of performance in accordance with all of its provisions and requirements and that the Contractor can and shall perform the Services, or cause to be performed the Services, in strict accordance with the provisions and requirements of this Agreement; and

          (d) That no payment, gratuity or offer of employment was, or will be, made in connection with this Agreement as prohibited under the Code, Chapter 2-156; and

          (e) That the Contractor, its officers, agents and employees are, and will remain, in compliance with the requirements of the City's Ethics Code, Chapter 2-156 of the Code, including Section 2-156100(b) which provides, in pertinent part, that: "No former [City] official or employees shall, for a period of one year after the termination of the official's or employee's term of office or employment, assist, or represent any person in any business transaction involving the City or any of its agencies if the official or employee participated personally and substantially in the subject matter of the transaction during his term of office or employment ..."; and

          (f) That, except only for those representational statements or promises expressly contained in this Agreement, no representation, statement or promise, oral or in writing, of any kind whatsoever by the City, its officials, agents, employees, has induced the Contractor to enter into this Agreement or has been relied upon by the Contractor, including any with reference to: (a) the meaning, correctness, suitability, or completeness of any provisions or requirements of this Agreement; (b) the compensation stated herein; or (c) any other matters, whether similar to or different from those referred to in (a) and
(b) immediately above, affecting or having any connection with this Agreement, the negotiation thereof, any discussions thereof, the performance thereof or those employed therein or connected or concerned therein; and

         (g) That the Contractor shall make all reasonable and good faith efforts to conduct any business operations in Northern Ireland in accordance with the MacBride Principles for Northern Ireland as defined in Illinois Public Act 85-1390.

         6.02. NO JOINT VENTURE

          The Contractor is an independent contractor in the performance of this Agreement and under no circumstances is the Contractor to be considered in a joint venture or partnership with the City.

         6.03. CONFIDENTIALITY

         A. All documents. data, studies, reports, research, information, manuals, analyses, studies or other data provided to the Contractor by the City under this Agreement ("City Confidential Information") shall be treated as confidential in accordance with this provision as follows:

         (i) The Contractor shall only use the City Confidential Information to assist the Contractor in connection with its performance hereunder; and

         (ii) The Contractor agrees to protect the confidentiality of the City Confidential Information. The Contractor shall restrict access to the City Confidential Information to those members of the Contractor's personnel and Subcontractors engaged in a use permitted hereby. The Contractor shall further require that members of its staff and Subcontractors be bound by the provisions contained herein; and

         (iii) The City Confidential Information may not be copied or reproduced without the Commissioner's prior written consent and such copies or reproductions shall not alter its confidential status; and

         (iv) All City Confidential Information made available to the Contractor, including copies and reproductions thereof, shall be returned to the City upon request; and

         (v) Nothing in this Agreement shall prohibit or limit Contractor's use of information (including, but not limited to, ideas, concepts, know-how, techniques, and methodologies): (i) previously known to it, (ii) independently developed by it, or (iii) legally acquired by it from a third party that is not, to the Contractor's knowledge, under an obligation to the City not to disclose such information.

         B. The Contractor, its staff, or Subcontractors, shall not disseminate any information regarding the nature of this Agreement without prior written consent from the Commissioner. In the event that the Contractor is presented with a request for documents by any administrative agency or with a subpoena duces tecum regarding any records, data, or documents that may be in Contractor's possession because of the Agreement, the Contractor shall immediately give notice to the Corporation Counsel with the understanding that the City shall have the opportunity to contest such process by any means available to it before such records or documents are submitted to a court or other third parties.

         6.04. RECORDS, DOCUNENTS AND AUDITS

         A. The Contractor shall maintain complete books and records regarding its activities under this Agreement. The Contractor shall immediately make such books and records available for inspection by the Commissioner upon reasonable notification and during reasonable business hours at a location within the City of Chicago. In addition, the City reserves the right to conduct an audit of the Contractor's activities under this Agreement. The Contractor shall be responsible for the costs of the audit if it is determined that the Contractor has underpaid by at least two percent (2%) of the amount invoiced by the City during any year or been overpaid by at least two percent (2%) during any year. The Contractor shall maintain its records in a safe, secure and reasonably accessible location for no less than five (5) years after termination of this Agreement.

         B. All documents, data, studies, reports, information and instruments of service supplied to the Contractor or prepared by the City under this Agreement are the property of the City. During the performance hereunder the Contractor shall be responsible for any loss or damage to these documents while in the Contractor's possession and any such document lost or damaged shall be restored at the expense of the Contractor. The Contractor shall deliver or cause to be delivered all documents, including references, photocopies, reproductions, data, studies, maps and computations, prepared by or for the City under the terms of this Agreement (except the Contractor's work papers), to the City within thirty (30) calendar days, upon reasonable demand in writing therefor or upon termination of this Agreement.

         6.05. INSPECTOR GENERAL

         The Contractor shall cooperate with the Inspector General in any investigation or hearing undertaken pursuant to Chapter 2-56 of the Municipal Code. The Contractor will abide by all provisions of Chapter 2-56 of the Municipal Code.

         6.06. PERSONNEL

         A. Experienced Professionals

         The Contractor shall assign and maintain a team of experienced, professional personnel from its staff for performing its responsibilities hereunder, including but not limited to the following key personnel:

                         Jerry Corcoran
                         Joel Braverman

         The Commissioner reserves the right to direct the Contractor, in writing, to remove any personnel from the performance of Services upon reason therefor given in writing, and to review and approve the replacement. Any dispute under this Section 6.06 related to a question of fact shall be resolved pursuant to Section 5. Any cost of such removal shall be borne by the Contractor.

         If any key personnel should be unable to continue in the performance of assigned duties, the Contractor shall promptly notify the Commissioner. The Contractor shall furnish to the Commissioner the name of a person to substitute for the person unable to continue, together with any information the Commissioner may require to judge the experience and competence of the substitute person. Upon approval by the Commissioner, such substitute person shall begin performing Services.

         B. Salaries

         Salaries of all employees of the Contractor performing services under this Agreement shall be paid unconditionally and not less often than once a month without deduction or rebate on any account, except only for such payroll deductions as are mandatory by law or permitted by the applicable regulations issued by the United States Secretary of Labor pursuant to the "Anti-Kickback Act" of June 13, 1934 (48 Stat. 948; 62 Stat. 740; 63 Stat. 108; Title 18
U.S.C., Section 874, and Title 40 U.S.C., Section 276c). The Contractor shall comply with all applicable "Anti-Kickback" regulations and shall insert appropriate provisions in all subcontracts covering work under this Agreement to insure compliance of all Subcontractors with such regulations, and shall be responsible for the submission of affidavits required thereunder, except as the United States Secretary of Labor may specifically provide for variations of or exemptions from the requirements thereof.

         If, in the performance of this Agreement, there is any undisputed underpayment of salaries by the Contractor, the Comptroller may withhold out of payments due to Contractor an amount sufficient to pay to employees underpaid the difference between the salaries required hereby to be paid and the salaries actually paid such employees for the total number of hours worked; however, the Comptroller shall not withhold salaries in the event of a dispute. The amounts withheld may be disbursed by the Comptroller for and on account of the Contractor to the respective employees to whom they are due.

         6.07. NONDISCRMINATION

         A. Federal Requirements

         It shall be an unlawful employment practice for the Contractor: (1) to fail or refuse to hire or to discharge any individual, or otherwise to discriminate against any individual with respect to his compensation, or the terms, conditions, or privileges of his employment, because of such individual's race, color, religion, sex, age, handicap or national origin; or (2) to limit, segregate, classify his employees or applicants for employment in any way which would deprive or tend to deprive any individual of employment opportunities or otherwise adversely affect his status as an employee, because of such individual's race, color, religion, sex, age, handicap or national origin.

         The Contractor shall comply, as applicable, with The Civil Rights Act of 1964, 42 U.S.C. 2000 et seq. (1988), as amended. Attention is called to:
Exec. Order No. 11,246, 30 Fed. Reg. 12,319 (1965), reprinted in 42 U.S.C. 2000(e) note, as amended by Exec. Order No. 11,375, 32 Fed. Reg. 14.303 (1967) and by Exec. Order No. 12,086,43 Fed. Reg. 46,501 (1978), Age Discrimination Act, 42 U.S.C. 6101-06 (1988), Rehabilitation Act of 1973, 29 U.S.C. 793-94
(1988); Americans with Disabilities Act, P.L. 101-596; and 41 C.F.R. Part 60 et seq. (1990).

         B. State Requirements

         The Contractor shall comply, as applicable, with the Illinois Human Rights Act, 775 ILCS 51-101 et seq., as amended and any rules and regulations promulgated in accordance therewith, including, but not limited to the Equal Employment Opportunity Clause, 5 Ill. Admin. Code ss.750 Appendix A. Furthermore, the Contractor shall comply with the discrimination in Public Contracts Act, 775 ILCS 10.01 et seq., as amended.

         C. City Requirements

         The Contractor shall comply, as applicable, with the Chicago Human Rights Ordinance, section 2-160-010 et seq. of the Code. Further, the Contractor shall furnish or shall cause each of its Subcontractor(s) to furnish such reports and information as requested by the Chicago Commission on Human Relations.

         D. Subcontractors

         The Contractor agrees that all of the above provisions, (A), (B), and
(C), will be incorporated in all agreements entered into with any suppliers of materials, furnishers of services, Subcontractors, and labor organizations which may provide any materials, labor, or services in connection with this Agreement.

         6.08. MINORITY AND WOMEN BUSINESS ENTERPRISES

         In the performance of this Agreement, including the procurement and lease of materials or equipment, the Contractor shall abide by the minority and women's business enterprise commitment requirements of the Code, section 2-92-420 et seq., except to the extent waived by the Purchasing Agent. The Contractor's completed Schedules C-1 and D-1 evidencing its compliance hereunder along with the Special Conditions regarding Minority Business Enterprise Commitment and Women Business Enterprise Commitment are attached hereto Exhibit 4 and incorporated herein by this reference. The Contractor shall utilize minority and women's business enterprises at the greater of the amounts listed in the foregoing Schedules C- I and D- I or 16.9% for MBEs and 4.5% for WBEs of the amounts due from the City to the Contractor pursuant to this Agreement.

         6.09. SUBCONTRACTS AND ASSIGNMENTS

         The Contractor shall not assign, subcontract, or otherwise delegate all or any part of its rights or obligations hereunder, without the approval of the Purchasing Agent. Any other attempted assignment or transfer shall be void and of no effect.

         The City hereby expressly approves the Contractor's use of the Subcontractors named in the Schedules C-1 and D-1 included herein in Exhibit 4; however, such approval shall be expressly conditioned upon performance by, the Subcontractors in accordance with the terms and conditions of this Agreement. Any approval for the use of Subcontractors shall under no circumstances alleviate the Contractor's obligations under this Agreement, including without limitation the requirement for background checks as provided in Section 3.04.

         6. 10. COMPLIANCE WTTH ENVIROMENTAL LAWS

         The Contractor and its Subcontractors shall comply with all laws relating to environmental matters including without limitation, those relating, to fines, orders, injunctions, penalties, damages, contribution, cost recovery compensation, losses or injuries resulting from the release or threatened release of Hazardous Materials, special wastes or other contaminants into the environment and to the generation, use, storage, transportation, or illegal disposal of solid wastes, Hazardous Materials, special wastes or other contaminants including, without limitation, the Comprehensive Environment

Response and Compensation and Liability Act (42 U.S.C.ss.9601 et seq.), the Hazardous Material Transportation Act (49 U. S.C.ss. 1801 et seq.), the Resource Conservation and Recovery Act of 1976 (42 U.S.C.ss.6901 et seq.), the Clean Water Act (33 U.S.C.ss.1251 et seq.), the Clean Air Act (42 U.S.C.ss.7401 et seq.) the Toxic Substances Control Act of 1976 (15 U.S.C.ss.2601 et seq.), the Safe Drinking Water Act (42 U. S. C.ss.300f), the Occupational Safety and Health Act of 1970 (29 U. S. C.ss.651 et seq.), the Emergency Planning and Community Right-to-Know Act (42 U. S. C.ss.1101 et seq.), the Illinois Environmental Protection Act (111. Rev. Stat. Ch. (415 ELCS 5/1 through 5/56.6), and the Code of each as amended or supplemented, and any analogous future or present local, state or Federal statutes, rules and regulations promulgated thereunder or pursuant thereto, and any other present or future law, ordinance, rule. regulation, permit or permit condition, order or directive regulating, relating to or imposing liability or standards of conduct concerning any Hazardous Materials or by Federal government, any state or any political subdivision thereof, or any agency, court or body of the Federal government, any state or any political subdivision thereof, exercising, executive, legislative, judicial, regulatory or administrative functions (collectively, "Environmental Laws").

         If any of the above laws require the Contractor or Subcontractors to file any notice or report of a release or threatened release of Hazardous Materials or special wastes on, under or about the Facilities, the Contractor shall provide a copy of such report or notice to the City. In the event of a release or threatened release of Hazardous Materials, special wastes or other contaminants into the environment or in the event any claim, demand, action or notice is made against the Contractor or Subcontractors regarding the Contractor's or Subcontractors' failure or alleged failure to comply with any of the above Environmental Laws, the Contractor shall immediately notify the City in writing and shall provide the City with copies of any written claims, demands, notices or actions so made.

         If the Contractor or Subcontractors fails to comply with any of the above referenced Environmental Laws, the City may terminate this Agreement in accordance with Article 7.

         For purposes of this provision, the following definitions shall apply:

         "Hazardous Materials" means friable asbestos or asbestos-containing materials, polychlorinated biphenyls (PCB's), chlorofluorocargon (CFC) refrigerator gas, petroleum or crude oil or any fraction thereof, natural gas, source material, special nuclear materials; and by product materials regulated under the Atomic Energy Act (42 U.S. C. ss.2011, et seq.), pesticides under the Federal Insecticide Fungicide and Rodenticide Act (7 U.S.C. ss. 136 et seq.), and any hazardous waste, toxic or dangerous substance or related material, including any material defined or treated as "hazardous substance," "hazardous waste," "toxic substance," or contaminant (or comparable term) under any of the Environmental Laws.

         "Special Wastes" means those substances as defined in 415 I1LCS 5/3.45, and as further referred to in Section 809.13 of 35 Illinois Code, Subtitle G, ch 1.

         SECTION 7. TERMINATION AND REMEDIES

         7.01. EVENTS OF DEFAULT DEFINED

The following shall constitute an Event of Default:

A.       Any material misrepresentation made by the Contractor to the City.

B. A failure by the Contractor to make any payment in full when due hereunder and failure to cure such default within five (5) days after receipt of written notice of such non-payment from the Commissioner to the Contractor; and in the event that the Contractor fails to make any such payment within five (5) days after such written notice more than three (3) times in any Calendar year, then such shall constitute an Event of Default without the necessity of the Commissioner giving notice thereof to the Contractor or any opportunity to cure the same;

C. A failure by the Contractor to promptly and fully keep, fulfill, comply with, observe, or perform any promise, covenant, term, condition or other non-monetary obligation or duty of the Contractor contained in this Agreement (other than those obligations or matters set forth in this section or other provisions of this Agreement, which set forth different cure periods or which provide for no right to cure, and which different cure periods or absence thereof shall take precedence) and the failure to cure such default within thirty (30) days after delivery of written notice of such failure;

D. A failure by the Contractor to promptly and fully perform any obligation or duty, or to comply with any restriction, of the Contractor contained in this Agreement concerning assignment or transfer, whether directly or indirectly, of the Contractor's rights or interests herein;

E. A failure by the Contractor to provide or maintain the insurance coverage or letter of credit required pursuant to this Agreement (including any material non-compliance with said requirements) and the failure to cure such default within two (2) business days following oral or written notice of such failure from the Commissioner;

F. The Contractor's failure to continuously provide Services during the term hereof without the right to cure;

G. The Contractor's failure to comply with the MBE\WBE requirements of this Agreement and the failure to cure such default;

H. The material default of the Contractor under any other agreement it may presently have or may enter into with the City during the term of this Agreement and failure to cure said default within any applicable cure period;

I. The failure to meet the performance standards set forth in Section 3.2 hereof on at least three (3) days during a calendar year without right to cure;

J. The failure by the Contractor to comply with applicable Environmental Laws and the Illinois Vehicle Code, and

K. A violation of law which results in a guilty plea, a plea of nolo contendere, or conviction of a criminal offense, by the Contractor, or any of its directors, officers, partners or key management employees directly or indirectly relating to this Agreement, and which may threaten, in the judgment of Commissioner, the performance of this Agreement in accordance with its terms, without a right to cure.

         7.02. REMEDIES

         The occurrence of any Event of Default which the Contractor has failed to cure within thirty (30) calendar days after receipt of written notice, unless a shorter or no cure period is specified in the preceding section, shall entitle the City to terminate invoke any or all of the following remedies:

         A. The right to terminate this Agreement, in whole or in part. In the event that the entire Agreement is terminated the Contractor shall deliver to the City all finished or unfinished documents, data, studies and reports prepared by the Contractor under this Agreement (except the Contractor's work papers).

         B. The right to an injunction or any other appropriate equitable remedy.

         C.       The right to money damages.

         D. The right to deem all or any of the entities comprising the Contractor non-responsive in future contracts to be awarded by the City.

         7.03. NON-EXCLUSIVITY

         No remedy under the terms of this Agreement is intended to be exclusive of any other remedy, but each and every such remedy shall be cumulative and shall be in addition to any other remedies, at law, in equity or by statute; no delay or omission to exercise any right or power accruing upon any Event of Default shall impair any such right or power nor shall it be construed to be a waiver of any Event of Default or acquiescence therein, and every such right and power may be exercised from time to time and as often as may be deemed expedient.

         7.04. EARLY TERMINATION

         The City may terminate this Agreement, or any portion thereof, at any time by a providing written notice to the Contractor. The Contractor shall be compensated for any Services performed prior to the termination on the basis set forth in Exhibit 3. If the Agreement is terminated by the City, the Contractor shall immediately deliver to the City all finished or unfinished documents, data, studies, and reports prepared by the Contractor under this Agreement (except the Contractor's work papers).

         7.05. RIGHT TO OFFSET

         A. In connection with Performance under this Agreement.

         Any credits due to or overpayments made by the City may be offset by use of any payment due to the Contractor. If such amount offset is insufficient, the Contractor shall be liable for and remit to the City the balance in accordance with Section 4.W hereof. This right to offset is in addition to and not a limitation of any other remedies available to the City.

         B. In connection with Section 2-92-380 of the Code.

         (1) In accordance with Section 2-92-380 of the Code and in addition to any other rights and remedies (including any right of set-off) available to the City under the contract or permitted at law or in equity, the City shall be entitled to set-off a portion of the contract price or compensation due under the contract in an amount equal to the amount of fines and penalties for each outstanding parking violation complaint and/or the amount of any debt owed by the Contractor to the City. For purposes of this Section, "outstanding parking violation complaint" means a parking ticket, notice of parking violation or parking violation complaint on which no payment has been made or appearance filed in the Circuit Court of Cook County within the time specified on the complaint. "Debt" means a specified sum of money owed to the City for which the period granted for payment has expired.

         (2) Notwithstanding the provisions of subsection (1), above, no such debt(s) or outstanding parking violation complaint(s) shall be offset from the contract price or compensation due under the contract if one or more of the following conditions are met:

         (a) the Contractor has entered into an agreement with the Department of Revenue, or other appropriate City department, for the payment of all outstanding parking in violation complaints and/or debts owed to the City and the Contractor is in compliance with the agreement; and

         (b) the Contractor is contesting liability for the amount of the outstanding parking violation complaint and/or debt in a pending administrative or judicial proceeding; and

         (c) the Contractor has filed a petition in bankruptcy and the debts owed the City are dischargeable in bankruptcy.

         7.06. DELAYS AND EXTENSIONS

         The Contractor agrees that no charges or claims for damages or additional compensation shall be made by it for any delays or hindrances from any cause whatsoever during its performance under this Agreement. Delays beyond the Contractor's control shall be compensated for by extensions of time.

         7.07. NON-LIABILITY OF INDIVIDUALS

         No official, employee, officer or agent of the City shall be charged personally by the Contractor with any liability or expense of defense or be held liable under any term or provision of the Agreement, or because of the execution or attempted execution of this Agreement, or because of any breach hereof.

         7.08. INSURANCE

         The Contractor shall at all times maintain insurance as provided for in
Exhibit 5 of this Agreement incorporated herein by this reference.

         7.09. INDEMNIFICATION

         A. Contractor must defend, indemnify, keep and hold harmless the City, its officers, representatives, elected and appointed officials, agents and employees from and against any and all Losses, including those related to:

                  (i) injury, death or damage of or to any person or property;

                  (ii) any infringement or violation of any property right (including any patent, trademark or copyright);

                  (iii) failure to pay or perform or cause to be paid or performed Contractor's covenants and obligations as and when required under this Agreement or otherwise to pay or perform its obligations to any Subcontractor;

                  (iv)     the City's exercise of its rights and remedies under
                           Section 7.2 of this Agreement; and

                  (v) injuries to or death of any employee of Contractor or any Subcontractor under any workers compensation statute.

         B. "Losses" means, individually and collectively, liabilities of every kind, including losses, damages and reasonable costs, payments and expenses

                  (such as, but not limited to, court costs and reasonable attorneys' fees and disbursements), claims, demands, actions, suits, proceedings, judgments or settlements, any or all of which in any way arise out of or relate to the acts, errors or omissions of Contractor, its employees, agents and Subcontractors.

         C. The Contractor's obligations to indemnify, keep, and hold harmless the City, its officers, representatives, elected and appointed officials, agents and employees from and against any and all Losses excludes that portion of Losses caused by any act, error or omission on the part of the particular City officer(s), representative(s), elected and appointed official(s), agent(s) or employee(s) seeking indemnification under this Section 7.09 if Contractor's indemnification would violate the provisions of the Construction Contract Indemnification for Negligence Act, 740 ILCS 35/0.01 et seq.

         D. At the City Corporation Counsel's option, Contractor, subject to Section 7.09 above, must defend all suits brought upon all such Losses and must pay all costs and expenses incidental to them, but the City has the right, at its option, to participate, at its own cost, in the defense of any suit, without relieving Contractor of any of its obligations under this Agreement. Any settlement must be made only with the prior written consent of the City Corporation Counsel, if the settlement requires any action on the part of the City.

         E. To the extent permissible by law, Contractor waives any limits to the amount of its obligations to indemnify, defend or contribute to any sums due under any Losses, including any claim by any employee of Contractor that may be subject to the Workers Compensation Act, 820 ILCS 305/1 et seq. or any other related law or judicial decision (such as, Korecki v. Cyclops Welding Corporation, 146 Ill. 2d 155 (1991)). The City, however, does not waive any limitations it may have on its liability under the Illinois Workers Compensation Act or the Illinois Pension Code or any other statute.

         F. Contractor acknowledges that the requirements set forth in this section to indemnify, keep and save harmless and defend the City are apart from and not limited by the Contractor's duties under this Agreement, including the insurance requirements under Section 7.08.

         7. 10. LETTER OF CREDIT

         The Contractor shall provide the City, on or before the Effective Date, an irrevocable letter of credit in the form attached as Exhibit 6 incorporated herein by this reference or other form acceptable to the City in the amount of Six Hundred Thousand Dollars ($600,000) for the term of this Agreement. The Contractor must maintain the

Letter of Credit for the term of this Agreement. If the Contractor breaches this Agreement or fails to furnish a replacement letter of credit at least thirty
(30) days prior to the expiration of the Letter of Credit, the City may draw under the letter of credit in part or in whole and use, apply or retain all or any part of the proceeds thereof. Any letter of credit delivered by the Contractor shall be issued by companies or financial institutions authorized to do business in Illinois, which have an office in Chicago where the City may draw on the letter of credit.

         SECTION 8. GENERAL CONDITIONS

         8.01. WHOLE AGREEMENT

         This Agreement shall constitute the entire agreement between the parties, and no warranties, inducements, considerations, promises, or other inferences shall be implied or impressed upon this Agreement that are not expressly addressed herein.

         8.02. COUNTERPARTS

         This Agreement, including the exhibits hereof, is comprised of several identical counterparts, each to be fully executed by the parties and each to be deemed an original having identical legal effect.

         8.03. MODIFICATIONS AND AMENDMENTS

         No changes including without limitation those of scope, amendments, modifications, cancellation or discharge of this Agreement, or any part hereof, shall be valid unless in writing and signed by the parties hereto, or their respective successors and assigns.

         8.04. WAIVER

         No term or provision hereof shall be waived and no breach excused unless such waiver or consent shall be in writing and signed by the party claimed to have waived or consented. Any approvals granted by the City shall not operate as a waiver of any rights hereunder.

         8.05. CONFLICT OF INTEREST

         A. No member of the governing body of the City or other units of its government and no other officer, employee, or agent of the City or other unit of government, who exercises any functions or responsibilities in connection with the subject matter of this Agreement, will have any personal interest, direct or indirect, in this Agreement or proceeds thereof.

         B. No member of the Congress of the United States, or the Illinois General Assembly and no alderman or City employee, will be admitted to any share or part of this Agreement or to any financial benefit to arise therefrom.

         C. The Contractor covenants that it, its officers, directors, employees and agents and the officers, directors, employees of each of its members if a joint venture, and SubContractors and Subcontractors, if any (collectively, "Consulting Parties"), presently have no direct or indirect interest and will not acquire any interest, direct or indirect in the Project to which this Agreement pertains, which would conflict in any project or contract that would conflict in any manner or degree with the performance of its Services hereunder. The Consulting Parties further covenant that, in the performance of this Agreement, no person having any such interest will be employed.

         D. Without limiting the foregoing, where Consulting parties performed any Services for the City where the Consulting Parties assisted the City in researching, preparing, drafting, or issuing a request for proposals or bid specification, the Consulting Parties will be subject to the additional restrictions and requirements outlined below.

                  1. The Consulting Parties, directly or indirectly, as a prime, subcontractor, or joint venturer, during the term of this Agreement or thereafter:

                           a. will not participate in the preparation of any proposal or bid where the Consulting Parties performed Services relating to the subject matter of the request for proposal or bid specification, and

                           b. will not enter into any agreement with the City arising from the subject matter of the Services.

                  2. The Contractor will disclose to the City in writing all agreements, partnerships, ventures and other arrangements, whether written or oral and whether executed or in the process of negotiation or discussion, the Consulting Parties or any person or entity affiliated with the Consulting Parties have or enter into during the term of this Agreement with any bidder, potential bidder, proposer or other person involved or proposed to be involved in any project to be undertaken or agreement to be awarded in connection with this Agreement. The Contractor will provide the City with such detailed information relating to any such arrangement as the City may reasonably request to enable the City to determine whether an actual or potential conflict of interest exists and may arise as a result thereof. In the event the City determines that such a conflict of interest exists or may arise, then the City will have the right to terminate the Contractor's services relating to the particular project or agreement which involves such person or entity. The failure of the Contractor to promptly disclose in writing any such agreement, partnership, venture or other arrangement and/or to provide the City with information with respect thereto will be an event of default under this Agreement.

         E. For purposes of this Section, a person or entity will be deemed to be "affiliated with" Contractor or a Subcontractor if (1) Contractor, Subcontractor, or any key employee, directly or indirectly through one of more intermediaries, has any ownership, partnership, or other beneficial interest in or with such person or entity or (2) such person or entity, directly or indirectly through one or more intermediaries, has any ownership interest in or shares any common ownership interest with Contractor. Notwithstanding the foregoing, "ownership interest" will not include the ownership of less than 5% of the outstanding stock of a publicly traded company provided the person owning such stock does not sit on the board of directors of such company or have any managerial or other decision-making authority with respect thereto.

         F. This Agreement is expressly subject to the terms and conditions of Chapter 2-156 of the Municipal Code of Chicago and Executive Order 97-1.

         8.06. COMPLIANCE WITH ALL LAWS

         The Contractor shall comply with all applicable federal, state, and local laws, ordinances, and Executive Orders, including but not limited to the Illinois Vehicle Code. In accordance herewith, the Contractor shall execute a Contractor's Affidavit, an executed copy of which shall be attached hereto and incorporated herein by this reference as Exhibit 8. Moreover, the Contractor shall provide all Services and perform all operations at the Facilities in accordance with the accessibility laws applicable to the City, including without limitation the Americans with Disabilities Act, 42 U.S.C. ss. 12101 et seq.

         8.07. GOVERNING LAW AND RMISDICTION

         This Agreement shall be governed as to performance and interpretation in accordance with the laws of the State of Illinois. The Contractor hereby irrevocably submits to the original jurisdiction of those courts located within Cook County, Illinois, with regard to any controversy arising out of or relating to this Agreement. The Contractor agrees that service of process on the Contractor may be made by registered or certified mail to the address set forth in Article 9 or to any office maintained by the Contractor, or by personal delivery on an officer, director or legal representative of the Contractor.

         8.08. INTERPRETATION

         Any headings of this Agreement are for convenience of reference only and do not define or limit the provisions thereof. Words of any gender shall be deemed and construed to include correlative words of the other genders. Words importing the singular number shall include the plural number and vice versa, unless the context shall otherwise indicate. All references to any exhibit or document shall be deemed to include all supplements and/or amendments to any such exhibits or documents entered into in accordance with the terms hereof and thereof. All references to any person or entity shall be deemed to include any person or entity succeeding to the rights, duties, and obligations of such person or entity in accordance with the terms of this Agreement. In the event of any conflict between this Agreement and any exhibits hereto, the terms of the Agreement shall be deemed to control.

         8.09. SEVERABILITY

         If any provision of this Agreement shall be held or deemed to be or shall in fact be illegal, invalid, inoperative or unenforceable on its face or as applied in any particular case in any jurisdiction or jurisdictions or in all cases because it conflicts with any other provision or provisions hereof or any constitution, statute, municipal ordinance, rule of law or public policy, or for any other reasons, such circumstances shall not have the effect of rendering the provision in question inoperative or unenforceable in any other case or circumstance, or of rendering any other provision or provisions herein contained illegal, invalid, inoperative or unenforceable to any extent whatever. The invalidity of any one or more phrases, sentences, clauses or sections contained in this Agreement shall not affect the remaining portions of this Agreement or any part thereof.

         8.10. SUSPENSION

         The City may at any time request that Contractor suspend its Services, or any part of them, by giving 15 days prior written notice to Contractor or upon informal oral, or even no notice in the event of emergency. No costs incurred after the effective date of the such suspension are allowed. Contractor must promptly resume its performance of the Services under the same terms and conditions as stated in this Agreement upon written notice by the Purchasing Agent and such equitable extension of time as may be mutually agreed upon by the Purchasing Agent and Contractor when necessary for continuation or completion of Services. Any additional costs or expenses actually incurred by Contractor as a result of recommencing the Services must be treated in accordance with the compensation provisions under Section 4 of this Agreement.

         No suspension of this Agreement is permitted in the aggregate to exceed a period of 45 days within any one contract year. If the total number of days of suspension exceeds 45 days, Contractor by written notice may treat the suspension as an early termination of this Agreement pursuant to Section 7.03.

         8.11. ASSIGNS

         All of the terms and conditions of this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors, transferees and assigns.

         8.12. COOPERATION

         Contractor agrees at all times to cooperate fully with the City and to act in the City's best interests. If this Agreement is terminated for any reason, or if it is to expire on its own terms, Contractor will make every effort to assure an orderly transition to another provider of Services, if any, orderly demobilization of its own operations in connection with the Services, uninterrupted provision of Services during any transition period, and will otherwise comply with the reasonable requests and requirements of the Department.

         8.13. NON-LIABILITY OF PUBLIC OFFICIALS

         No official, employee or agent of the City will be charged personally by Contractor, or by any assignee or Subcontractor of the Contractor, with any liability or expenses of defense or be held personally liable to them under any term or provision of this Agreement, or because of the City's execution or attempted execution, or because of any breach hereof.

         8.14. DISCLOSURE AFFIDAVIT and DISCLOSURE OF RETAINED PARTIES

         The Contractor must provide the City with a Disclosure Affidavit and Disclosure of Retained Parties, completed copies of which are attached to this Agreement and incorporated into this Agreement and further agrees to provide such other affidavits or certifications as may be required by federal, state or local law in the award of public contracts. The Contractor must further cause its Subcontractors or, if a partnership or joint ventures all members of the partnership or joint venture to submit such documents to the City.

         8.15. CERTIFICATION

         The Contractor certifies that it or each joint venture, its agents, employees, officers and any Subcontractors a) have not been engaged have not been engaged in or been convicted of bribery or attempted bribery of a public officer or employee of the City of Chicago, State of Illinois, any agency of the Federal Government or any state or local government in the United States or engaged in or been convicted of bid-rigging or bid-rotation activities as defined in this section as required by the Illinois Criminal Code; do not owe any debts to the State of Illinois in accordance with 65 ILCS 5/11-42.1-1 and if federally funded , c) are not presently debarred or suspended as defined in Part II.A.3.a.

         8.16. DISCLOSURE OF OWNERSHIP

         Pursuant to Chapter 2-154 of the Municipal Code of the City of Chicago, any person, business entity or agency submitting a bid or proposal to or contracting with the City of Chicago will be required to complete Part I, Disclosure of Ownership Interests in the attached Disclosure Affidavit. Complete disclosure information must be provided in Parts A, B, C , D and/or E, as applicable.

         8. 17. GOVERNMENTAL ETHICS ORDINANCE

         Contractor will comply with Chapter 2-156 of the Municipal Code of Chicago, "Government Ethics," including but not limited to Section 2-156-120 of this Chapter pursuant to which no payment, gratuity or offer of employment will be made in connection with any City contract, by or on behalf of a Subcontractor to the prime Contractor or higher tier Subcontractor any person associated therewith, as an inducement for the award of a subcontract or order. Any contract negotiated, entered into, or performed in violation of any of the provisions of this Chapter will be voidable as to the City.

         8.18. NON-COLLUSION, BRIBERY of a PUBLIC OFFICER or EMPLOYEE

         The Contractor will comply with the Municipal Code of Chicago, Section 2-92-320, as follows: No person or business entity will be awarded a contract or subcontract if that person or business entity; (a) has been convicted of bribery or attempting to bribe a public officer or employee of the City of Chicago, the State of Illinois, or any other public entity, in that officer or employee's official capacity; or (b) has been convicted of agreement or collusion among bidders or prospective bidders in restraint of freedom of competition by agreement to fix prices, or otherwise; or (c) has made an admission of guilt of such conduct described in clauses (a) or (b) above which is a matter of record but has not been prosecuted for such conduct. Ineligibility under this section will continue for three years following such conviction or admission. For purposes of this Section, where an official, agent, or employee of a business entity has committed any offense under this Section on behalf of such an entity and pursuant to the direction or authorization of a responsible official thereof, the business entity will be chargeable with the conduct. One business entity will be chargeable with the conduct of an affiliated agency. The period of ineligibility may be reduced, suspended, or waived by the City under certain specific circumstances.

         8.19. BUSINESS RELATIONS WITH ELECTED OFFICIALS

         Pursuant to Section 2-156-030(b) of the Municipal Code of the City of Chicago, it is illegal for any elected official of the city, or any person acting at the direction of such official, to contact, either orally or in writing, any other city official or employee with respect to any matter involving any person with whom the elected official has a business relationship, or to participate in any discussions in any city council committee hearing or in any city council meeting to vote on any matter involving the person with whom an elected official has a business relationship. Violation of Section 2.156-030(b) by any elected official with respect to this contract shall be grounds for termination of this contract. The term business relationship is defined as set forth in Section 2-156-080 of the Municipal Code of Chicago.

         Section 2-156-080 defines a "business relationship" as any contractual or other private business dealing of an official, or his or her spouse, or of any entity in which an official or his or her spouse has a financial interest, with a person or entity which entitles an official or his or her spouse has a financial interest, with a person or entity which entitles an official to compensation or payment in the amount of $2,500 or more in a calendar year; provided, however, a financial interest shall not include: (i) any ownership through purchase at fair market value or inheritance of less than one percent of the share of a corporation, or any corporate subsidiary, parent or affiliate thereof, regardless of the value of or dividends on such shares, if such shares are registered on a securities exchange pursuant to the Securities Exchange Act of 1934, as amended; (ii) the authorized compensation paid to an official or employee for his office or employment; (iii) any economic benefit provided equally to all residents of the city; (iv) a time or demand deposit in a financial institution; or (v) an endowment or insurance policy or annuity contract purchased from an insurance company. A "contractual or other private business dealing" shall not include any employment relationship of an official's spouse with an entity when such spouse has no discretion concerning or input relating to the relationship between that entity and the City.

         8.20. YEAR 2000 -- CONTRACTOR'S OWN OPERATIONS

A.        Definitions:

"Information Technology" means, individually and collectively, every item of computer, networking or communications hardware, firmware, software and peripherals contained in or installed on goods and equipment, and data processing operations and services.

"Y2K Compliant" means that the Information Technology fully complies with and satisfies the following requirements:

                  1. Correctly and accurately, and without interruption, processes date/time data (including, but not limited to, calculating, comparing, and sequencing) from, into, and between the twentieth and twenty-first centuries, and the years 1999 and 2000 and leap year calculations, regardless of the use of current calendar dates;

                  2. Performs and functions accurately, consistently and without interruption before, during, and after January 1, 2000, without any changes in operation associated with or arising from the advent of the new century and millennium;

                  3. Responds to two digit date input in a way that resolves any ambiguity as to century in a disclosed, defined, consistent and pre-determined manner;

                  4. Stores and provides output of, and interacts with any applicable third party systems regarding date information in ways that are unambiguous and correct as to century, and that can and will be properly and accurately interpreted by those third party systems with which it interoperates; and

                  5.       Recognizes the Year 2000 ("Y2K") as a leap year.

         B. To the extent that the Contractor relies on or uses Information Technology in its own general business operations, Contractor warrants that all Information Technology used by Contractor in its business operations is Y2K Compliant, OR, if it is not Y2K Compliant, Contractor warrants that any failure by Contractor to be Y2K Compliant in accordance with this Provision will not adversely affect Contractor's ability to perform all required services or provide or deliver any goods, whether or not of a type involving Information Technology, under any contracts or agreements with the City.

         C. Contractor has ascertained that, to the extent required to make the warranties included in paragraph B of this Provision, Contractor's own suppliers and subcontractors are Y2K Compliant as to Information Technology used in their own operation.

         D. If Contractor is unable to perform under the Contract as a result, directly or indirectly, of a failure of its Information Technology or that of any of its subcontractors or suppliers to be Y2K Compliant, Contractor's nonperformance will not be considered a matter excused by force majeure for any purpose under the Contract, nor will it be considered to be an event beyond Contractor's reasonable control, nor will Contractor otherwise be excused from performance under the Contract as a result of any Y2K related problem.

         E. Contractor will cooperate with and provide adequate assurance to the City of its continuing Y2K Compliance; its failure at any time to do so will constitute an event of default under this Contract.

         8.21. COMPLIANCE WITH LIVING WAGE ORDINANCE

A. The City has enacted Section 2-92-610 of the Municipal Code of Chicago to provide for a living wage for certain categories of workers employed in the performance of City contracts, specifically non-City employed security guards, parking attendants, day laborers, home and health care workers, cashiers, elevator operators, custodial workers and clerical workers ("Covered Employees"). Accordingly, pursuant to Section 2-92-610 and regulations promulgated thereunder:

                  1. If the Contractor has more than 25 full time employees, and

                  2. If at any time during the performance of the Contract the Contractor, SubContractor(s) and/or any other entities that perform any portion of the Contract (collectively the "Performing Parties") use 25 or more full time security guards ( in the aggregate), or any number of other full time Covered Employees, then

                  3. The Contractor must pay its Covered Employees, and must ensure that all other Performing Parties pay their Covered Employees, not less than the minimum hourly rate established by the City Council (the "Base Wage") for all work performed pursuant to the Contract.

         B. The Contractor's obligation to pay, and to ensure payment of, the Base Wage will begin at any time during the performance of the Contract when the conditions set forth in Sections A.1 and
                  A.2 above are met and will continue uninterrupted thereafter until the end of the term or performance of the Contract.

         C. The Base Wage is currently $7.60 per hour. The Base Wage may be adjusted by the City Council; if it is adjusted, the Contractor and all other Performing Parties must pay the Base Wage as adjusted. If the payment of prevailing wages is required for work done under the Contract, and the prevailing wages for Covered Employees are higher than the Base Wage, then the prevailing wage rates apply and must be paid.

         D. The Contractor must include provisions in all agreements with other Performing Parties requiring them to pay the Base Wage to Covered Employees. The Contractor agrees to provide the City with documentation acceptable to the Purchasing Agent demonstrating that all Covered Employees used by Performing Parties have been paid the Base Wage, upon the City's request for such documentation. The City may independently audit the Performing Parties to verify compliance herewith. Failure to comply with the requirements of this section will be an event of default under this Contract, and further, failure to comply may result in ineligibility for any award of a City contract or subcontract for up to three years.

         E. Not-for-Profit Companies: If the Contractor is a corporation having federal tax-exempt status under section 501(c)(3) of the Internal Revenue Code and is recognized under Illinois Not-for-Profit law, then the provisions of Sections A through D above do not apply.

         SECTION 9. NOTICES

         Any notice required or permitted to be given hereunder shall be in writing, and the mailing thereof by certified mail, return receipt requested, to the respective addresses of the parties set forth below, or to such other place as any party hereto may, by notice in writing, designate for itself, shall constitute service of notice hereunder two (2) business days after the mailing thereof:

         If to the City:    Department of Streets & Sanitation
                            Room 700, City Hall
                            121 North LaSalle Street
                            Chicago, Illinois 60602
                            Attn: Commissioner

         With a copy to:    Department of Purchases,
                            Contracts and Supplies
                            Room 403, City Hall
                            121 N. LaSalle Street
                            Chicago, Illinois 60602
                            Attn: Chief Procurement Officer

         If to Contractor:  Environmental Auto Removal, Inc.
                            16325 Crawford Avenue
                            Markham, Illinois 60424
                            Attn: Jerry Corcoran

Any such notice may also be served by personal delivery thereof, which delivery shall constitute service of notice hereunder on the date of such delivery.

         SECTION 10. AUTHORITY

         10.01 City Authority

         This Agreement is entered into by virtue of the home rule authority conferred on the City under Section 6(a), Article VII of the 1970 Constitution of the State of Illinois or in accordance with the Municipal Purchasing Act for cities of 500,000 or more population, as contained in the Illinois Municipal Code, 65 ILCS 5/8-10-1 et seq., as amended, and with the Chicago Municipal Code, as amended.

         10.02 Contractors Authority

         Execution of this Agreement by Contractor is authorized by a resolution of its Board of Directors, if a corporation, or similar governing document, and the signature(s) of each person signing on behalf of Contractor have been made with complete and full authority to commit Contractor to all terms and conditions of this Agreement, including each and every representation, certification and warranty contained in it, including the representations, certifications and warranties collectively incorporated by reference in it.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written hereinabove.

                                        CITY OF CHICAGO

                                        By:      /s/ Richard M. Daley
                                           ------------------------------------
                                                 Mayor

                                        By:      /s/ David E. Malone
                                           ------------------------------------
                                                 Chief Procurement Officer

                                        By:      /s/ Phebe Selden
                                           ------------------------------------
                                                 Comptroller

Recommended by:

         /s/ Al Sanchez, Jr.
- ------------------------------------
Commissioner of Department
Of Streets and Sanitation

Approved as to form and legality:

         /s/ Ellen Beaudin
- ------------------------------------
Assistant Corporation Counsel


                                        ---------------------------------------
                                        Environmental Auto Removal, Inc.

                                        By:      /s/ Gerald R. Riordan
                                           ------------------------------------

                                        Its:     CEO
                                           ------------------------------------

                                        Attest:  /s/ Gerald Corcoran
                                           ------------------------------------

Subscribed and sworn to before me this 26th day of July, 2000

         /s/ Josephine Egan
- ------------------------------------
Notary Public
My Commission expires:
                      ----------------------

          [Notary Stamp]